Exhibit 21.1

LIST OF SUBSIDIARIES

Subsidiary	Jurisdiction

Women’s Medical & Diagnostic Center Inc.	Delaware

Reproductive Partners, Inc.	Delaware

Vein Clinics of America	Delaware